UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  |X|

Filed by a Party other than the Registrant  |_|

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|_|    Preliminary Proxy Statement          |_|   Confidential, for Use of the
                                                  Commission Only (as permitted
                                                  by Rule 14a-6(e)(2))

|_|    Definitive Proxy Statement

|X|    Definitive Additional Materials

|X|    Soliciting Material Pursuant to ss.240.14a-12

                                   LION, INC.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

--------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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|X| No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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            pursuant to Exchange Act Rule 0-11 (set forth the amount on which
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|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:

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                [MAILED TO SHAREOWNERS ON OR ABOUT JUNE 13, 2007]

                                [GRAPHIC OMITTED]


                               IMPORTANT REMINDER

            THE JUNE 20TH ANNUAL MEETING IS ONLY A FEW DAYS AWAY AND
              YOUR VOTE IS VITAL TO THE FUTURE OF YOUR INVESTMENT

                              ELECT LION'S NOMINEES
                    VOTE THE ENCLOSED WHITE PROXY CARD TODAY

June 12, 2007

Dear Fellow Shareowner:

As you likely know by now, a group calling itself the Lion Shareholder Committee ("Committee"), led by dissident director Sam Ringer, is running a slate of four nominees against management's six director nominees. If the Committee nominees are elected, they would control the Company. The Committee nominees have indicated that they "may seek to appoint Sam Ringer as chief executive officer of the Company if they are elected." It is our belief that the appointment of Ringer as CEO is the principal agenda of the Committee.

        DO NOT GIVE RINGER AND HIS HAND-PICKED NOMINEES CONTROL OF LION. THE BOARD RECOMMENDS THAT YOU SUPPORT THE LION NOMINEES AND SIGN, DATE
                AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY.

                              IT'S ALL ABOUT RINGER
                             -----------------------

Ringer has informed the Board of his desire to be CEO. He approached the non-employee directors on August 31, 2005 with a proposal that he be appointed CEO and replace two LION officers who were then CEO and President. Again on March 25, 2007, Ringer approached the non-employee directors with a proposal that he be CEO. The non-employee directors believe that Ringer is not qualified, based on his ineffectiveness in directing the operations of LION while he was President of LION's sole operating subsidiary.

Ringer has decided to use public confrontation rather than negotiated settlement to gain control of your company. Ringer circumvented LION's own nomination process and chose not to present his nominees to the Nomination Committee. By letter dated May 4, 2007, after LION definitive proxy materials were finalized and a mere one week before mailing, Ringer suggested a second slate of nominees, but did not name them. Kevin Kuck was the only potential nominee identified by Ringer in discussions with Board members. Although it was deemed too late for this year's meeting, members of the Board and the Chairman of the Nominating Committee indicated their interest in meeting with Mr. Kuck to determine if

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he would be a suitable candidate. Before an interview could be scheduled, Ringer filed his election contest materials. The other two hand-picked nominees were never submitted to the Board of LION or its Nominating Committee.

Ringer has informed the Board that he would accept only a position as CEO or Executive Director of LION. We believe this "Control or Bust" attitude by Ringer has led us to the current proxy contest. The Board (less Sam Ringer) believes that his initiation of a costly and disruptive proxy contest interferes with the progress LION is making, depletes vital cash reserves, and is not in the best interests of all LION shareowners.

                   RINGER HAS NOT ARTICULATED A BUSINESS PLAN
                  --------------------------------------------

In a letter to shareholders dated June 11, 2007, Ringer stated that LION needed new directors, new management, needed to cut costs, and that if elected, the Committee would "review all product lines to determine which products to increase investment in and emphasize." However, Ringer has not presented the Board with any specific, credible plan to turn around the Company or build shareholder value.

It is remarkable that Ringer, a director since 1989, would need to review LION's product lines to come up with a business plan. In fact, he has failed to present a plan to the Board in the roughly two years since his letter to the Board in August 2005 in which he promised:

         "I will provide a rough draft for a strategic plan before the end of the year and a complete draft before the end of the first quarter. We will identify the potential customers in each market segment with a clear understanding of the products and services we will develop as well as projected sales for the next three years. This analysis will determine the work to be done by development. We will work aggressive
         (sic) to complete this work and it will not take millions of dollars and years of development time."


             RINGER HAS CONSISTENTLY SUPPORTED THE BOARD'S POLICIES
           ---------------------------------------------------------

Try as he may to distinguish his record, Ringer has voted with the Board on every policy measure and every spending initiative implemented during the last 3 1/2 years, until recently opposing the renewal of certain employment contracts on May 22, 2007. We believe this latest opposition to Board policy coincided with his reemergent desire to have himself installed as CEO, which he communicated to the Board three days later.

Actions approved by Sam Ringer as a board member include, without limitation:

o    Compensation packages for executive officers (until dissent of May 22,
     2007)
o    Purchase of Ignition assets
o    Strategic plans for 2004 and beyond
o    2004 revised performance and budget forecast
o    Acquisition of TRMS
o    2005 to 2007 growth strategy for LION
o    2006 strategic opportunity due diligence
o    2007 operating budget
o    LION director nominees for 2007 annual meeting

                 RINGER HAS NO RECENT LEGACY OF SUCCESS AT LION
               --------------------------------------------------

The Board (less Sam Ringer) believes that the appointment of Ringer as CEO would be disastrous to the Company. During his tenure as chief executive officer of LION's sole operating subsidiary from February 1999 to March 2000, the Company was in dire financial straights. This was due, in part, to Ringer's decision to ramp up expenses, increase staffing and move to larger premises in Renton, Washington. It is our belief that revenue projections advanced by Ringer during his period of stewardship were not factually supportable. After he was replaced, the Company worked its way to profitable operations in approximately 12 months.

As co-architect and author of the LION loan search software, Ringer was granted performance-based stock options as an incentive to assist LION in integrating its technology platform with newly-acquired products. This transition was essential to the Company's ability to develop new products in a timely manner, and to move away from ad hoc, undocumented solutions. Ringer was unable to complete this project in a timely manner and did not achieve his performance milestones.


                  LION'S STRATEGY TO IMPROVE SHAREHOLDER VALUE

LION's Board and management team are ALREADY taking steps to position the Company for long-term growth:

OPERATING EXPENSES - LION has implemented a plan designed to reduce costs dramatically, as disclosed in its Form 10-QSB for the quarter ended March 31, 2007, and in a Form 8-K filing on May 30, 2007. The majority of our cost-cutting measures are being phased in over the remainder of the calendar year. When fully implemented, we anticipate a reduction of approximately 25% of our work force, a consolidation of our Denver and Seattle operations and aggressive cost cutting in discretionary spending, occupancy costs and marketing.

PRODUCT ENHANCEMENTS - As many of you know, LION is nearing the end of a product development cycle. LION's Board and management team remain committed to ensuring the Company's successful transition to a provider of consistent, integrated business solutions to consumers, brokers, realtors, originators and lenders.

     o LION will be launching new Mortgage 101 and Lioninc.com broker portals in early third quarter 2007 followed by the launch of a new suite of website products. Our redesigned Mortgage 101 portal will include strategically selected vertical partners to extend our offerings beyond mortgage finance. Our Lioninc.com broker portal is being redesigned to accommodate the changes for LION Pro and Retail Websites and also to offer traditional Internet advertising.

     o Our redesigned LION Pro Corporate offering, now known as Precision Access, extends full access to lockable loan pricing and loan program search within our customer's own private database. Precision Access is fully integrateable with and upgradeable to Precision MTS. Our LION Pro search engine product for mortgage brokers is being enhanced with an improved loan search feature utilizing a new multi-lender database containing more types of loan programs and more guideline requirements.

     o Our Retail Website template product is being replaced with a more price competitive product offering greater functionality, which will integrate many of the features and tools available through Precision MTS.

STRATEGIC ALTERNATIVES - LION's Board and management team regularly evaluate opportunities that will best position our Company to succeed and maximize stockholder value. The Company is open to adding qualified independent directors, evaluating a range of strategic options, and evaluating the potential for further growth and reduction in operational expenses.

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  WE URGE LION SHAREOWNERS TO VOTE THE WHITE PROXY CARD TODAY AND DISCARD THE
                GREEN PROXY CARD SENT BY THE DISSIDENT COMMITTEE

         Your Board strongly believes that the way to enhance value for all LION shareowners is the continued execution of our strategic plan. Your Board and management team have the knowledge and expertise to continue implementing that plan, leading this company, and acting in the best interests of all shareowners.

                YOUR VOTE IS IMPORTANT - PROTECT YOUR INVESTMENT
                          SUPPORT YOUR BOARD'S NOMINEES

         Your vote is extremely important - no matter how many shares you own, it is important that your shares be represented and voted at the Annual Meeting on June 20, 2007. To vote your shares, please sign and date the WHITE proxy card and return it in the postage paid envelope enclosed. Alternatively shareholders are encouraged to vote by Internet and phone by following the instructions on their WHITE proxy card.

         If you have any questions about how to vote your shares, or if you need assistance in voting your shares, please contact our proxy solicitor, Georgeson Inc. toll-free at (888) 605-7542.

         I thank you for your continued confidence and support.

         On behalf of your Board of Directors,

         Jack McMillan
         Chairman of the Board of Directors

================================================================================

  If you have questions or need assistance in voting your shares, please call:

                                [GRAPHIC OMITTED]

                                   GEORGESON

                           17 State Street, 10th Floor
                               New York, NY 10004
                           (888) 605-7542 (Toll Free)

                     Banks and Brokerage Firms please call:

                                 (212) 440-9800
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


================================================================================

LION's Annual Meeting will be held on Wednesday, June 20, 2007, at 10:00 a.m. PDT at the MEYDENBAUER CENTER, 11100 NE 6th Street, Bellevue, Washington 98004. Shareowners of record as of May 7, 2007 will be entitled to notice of and vote at the Annual Meeting.
ABOUT LION

SEATTLE, WA - JUNE 12, 2007--LION, INC. (OTC Bulletin Board: LINN), is a leading provider of online lead generation and advanced business solutions that streamline the mortgage fulfillment process. LION is headquartered in Seattle, Washington. For more information please visit www.lioninc.com.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release). Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: interest rate changes; housing and consumer trends affecting home purchases; the management of our potential growth; our ability to integrate newly acquired assets and product lines; risks of new business areas and new Internet technology; joint-marketing and sales agreements; our ability to attract and retain high quality employees; changes in the overall economy and in technology; and the number and size of our Internet competitors. Statements in this release should be evaluated in light of these important factors. More information about these and other important factors that could affect our business and financial results is included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, including (without limitation) under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which is on file with the Securities and Exchange Commission. Additional information may also be set forth in those sections in our quarterly reports on Form 10-QSB previously filed with the Securities and Exchange Commission.

The LION logo is a trademark of LION, Inc. or its subsidiaries. All other trademarks are the properties of their respective owners.


IMPORTANT ADDITIONAL INFORMATION
The Company and certain other persons may be deemed participants in the solicitation of proxies from stockholders in connection with LION's 2007 Annual Meeting of Shareowners. Information concerning such participants is available in the Company's Proxy Statement filed with the Securities and Exchange Commission on May 11, 2007, as amended. Shareowners are advised to read the Company's Proxy Statement and supplements thereto and other relevant documents when they become available, because they will contain important information. Shareowners may obtain, free of charge, copies of the Company's Proxy Statement and any other documents filed by the Company with the SEC in connection with the 2007 Annual Meeting of Shareowners at the SEC's website at http://www.sec.gov/ or by contacting the Company's proxy solicitor Georgeson Inc. at (888) 605-7542.

================================================================================